ALASKA EARTH SCIENCES, INC.

Red Sky Resources Inc.
650 West Georga, Suite 2410
Vancouver, B. C., Canada
V6B 4N7

Date: January 21, 2005

I, WILLIAM T. ELLIS, of 11401 Olive Lane, Anchorage, Alaska, do hereby consent to the use in the registration statement of Red Sky Resources Inc. on Form SB-2 of my geological report dated January 21, 200, entitled "Red Sky Copper-Gold Project" and concur with the summary of information in the report disclosed in the registration statement. I also consent to the reference to me under the heading "Experts" in such registration statement.

William T. Ellis CPG # 8719

11401 Olive Lane, Anchorage, Alaska 99515
Phone: (907) 522-4664 Fax: (907) 349-3557 Email: wte@aes.alaska.com